Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-212149 and 333-224392 on Form S-3 and Registration Statement Nos. 333-187963, 333-212150, and 333-212159 on Form S-8 of our reports dated March 14, 2019, relating to the financial statements of NV5 Global, Inc., and the effectiveness of NV5 Global, Inc.'s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of NV5 Global, Inc. for the year ended December 29, 2018.

/s/ Deloitte & Touche LLP

Miami, Florida

March 14, 2019